Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Harmonic Inc. of our report dated March 5, 2018, except for the effects of the changes in presentation of revenue and cost of revenue discussed in Note 2, as to which the date is February 28, 2020, relating to the financial statements, which appears in Harmonic Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP
San Jose, California
August 11, 2020